EXHIBIT 99.1

          LogicVision Reports Second Quarter 2004 Financial Results

    SAN JOSE, Calif., July 26 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of embedded yield enhancement solutions for integrated circuits and systems, today announced financial results for the second quarter ended June 30, 2004. Results were above the guidance the company gave on April 26, 2004.

    Revenues for the second quarter were $2.5 million, compared with $2.2 million in the first quarter of 2004.

    Net loss for the second quarter was $2.1 million, or a loss of $0.13 per share, compared with a net loss of $2.2 million, or a loss of $0.14 per share, in the first quarter of 2004.

    Gross margins for the second quarter were 64 percent, compared with 71 percent for the first quarter. The decrease in gross margins reflected higher costs associated with services and product revenues.

    Operating expenses were $3.8 million, compared to $3.9 million in the first quarter of 2004. Cost control measures accounted for the decrease in operating expenses.

    At June 30, 2004, LogicVision had $28.7 million in cash and cash equivalents, short-term investments and marketable securities, with no outstanding bank debt.

    LogicVision exited the second quarter with a backlog of $18.4 million, including $8.1 million of deferred revenues.

    "We are pleased with our continuing progress and our outlook remains positive," said Jim Healey, president and CEO of LogicVision. "We doubled bookings sequentially, and our backlog strengthened. Our Q2 revenues were the second highest in the last seven quarters.

    "We are seeing more and more business activity from our existing customers, and we are nurturing many new customers. We expect our superior technology and our strong customer relationships to result in increased revenue growth in the quarters to come.

    "In the semiconductor industry, designs that push the limits of performance are experiencing low yields, which is a major problem, especially at 90nm. The industry has limited experience in diagnosing new performance and yield-related issues. To better help customers, we are now fully automating our product offerings. We believe the investment we are making to do this will enable us to drive larger revenue growth in the future," Healy said.

    Guidance for the Third Quarter of 2004

     *    Revenues for Q3 are expected to be in excess of $2.5 million.
     * Net loss for Q3 is expected to be in the range of $2.7 million to $3.0 million, or a loss of $0.17 to a loss of $0.19 per share. We expect operating expenses to increase as we invest in our business to improve our product and increase customer adoption.
     * Cash and cash equivalents, short-term investments and marketable securities are expected to be approximately $24 million at the end of Q3. The decline in cash is expected to result from the operating loss plus contractual payments for consulting and software services to facilitate the automation and enhancement of our product offering.

    Conference Call

    LogicVision will broadcast its conference call discussion of second quarter 2004 financial results on Monday, July 26, 2004 at 2 p.m. pacific time. To listen to the call, please dial 773-756-4600, pass code: Logic. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 402-530-7639.

    The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com . An archived web cast of the call will be available at http://www.logicvision.com for one year.

    About LogicVision, Inc.
    LogicVision provides proprietary technology that enhances yield in the manufacturing of complex semiconductors. LogicVision's embedded yield enhancement solution allows integrated circuit designers to embed test functionality that is used both during semiconductor production and throughout the useful life of the chip. Through use of these LogicVision "eyes" in the die, customers can enhance their product yield, maximize quality, lower test costs and speed time to market. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

   FORWARD LOOKING STATEMENTS

    Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook and continuing progress, including with customers, expected contractual payments, expected customer orders, the features, benefits and enhancements of the Company's products, and the Company's expected financial results and condition, including revenues, net loss and cash and cash equivalents, short-term investments and marketable securities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended March 31, 2004, and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

    NOTE: LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

                               LOGICVISION, INC
                           STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                 (Unaudited)



                                         Three Months Ended  Six Months Ended
                                                June 30,        June 30,

                                            2004     2003     2004     2003
    Revenues:
     License Revenue                       $1,300     $405   $2,449   $1,579
     Product Revenue                           71       39      209       65
     Service Revenue                        1,082      956    2,015    2,165
          Total revenues                    2,453    1,400    4,673    3,809
    Cost of revenues:
     License Revenue                           42       54       94       86
     Product Revenue                          108       21      167       21
     Service Revenue                          744      697    1,286    1,489
          Total cost of revenues              894      772    1,547    1,596
    Gross profit                            1,559      628    3,126    2,213

    Operating expenses:
     Research and development               1,192    1,238    2,439    2,437
     Sales and marketing                    1,421    2,445    2,838    4,969
     General and administrative             1,178    1,072    2,386    2,085
          Total operating expenses          3,791    4,755    7,663    9,491

    Loss from operations                   (2,232)  (4,127)  (4,537)  (7,278)
    Interest and other income                 120      175      218      371
    Loss before provision for income taxes (2,112)  (3,952)  (4,319)  (6,907)
    Provision for income taxes                 14       71       32       82

    Net loss                              ($2,126) ($4,023) ($4,351) ($6,989)

    Net loss per common share, basic and
     diluted                               ($0.13)  ($0.26)  ($0.27)  ($0.46)
    Weighted average number of shares
     outstanding, basic and diluted        15,995   15,391   15,949  $15,342


                               LOGICVISION, INC
                                BALANCE SHEETS
                   (in thousands, except per share amounts)
                                 (Unaudited)


                                                   June 30,       December 31,
                                                     2004              2003

                   ASSETS
    Current Assets:
       Cash and cash equivalents                    $8,071           $15,475
       Short-term investments                       10,074             3,782
       Accounts receivable, net                      2,722             2,756
       Prepaid expenses and other current assets     1,035             1,251
          Total current assets                      21,902            23,264

    Property and equipment, net                      1,023               922
    Marketable securities                           10,570            11,801
    Other long-term assets, net                        500               508
          Total assets                             $33,995           $36,495

    Total cash and cash equivalents,
     short-term investments
     and marketable securities                     $28,715           $31,058

          LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities:
     Accounts payable                                 $460              $754
     Accrued liabilities                             2,069             1,389
     Deferred revenue                                6,203             5,482
          Total current liabilities                  8,732             7,625

    Deferred revenue                                 1,920             1,719
          Total liabilities                         10,652             9,344

    Stockholders' Equity:
     Common stock                                        2                 2
      Additional paid-in capital                    98,246            97,759
      Deferred stock-based compensation                (39)             (132)
      Accumulated other comprehensive income            98               135
      Accumulated deficit                          (74,964)          (70,613)
          Total stockholders' equity                23,343            27,151
          Total liabilities and
           stockholders' equity                    $33,995           $36,495

SOURCE  LogicVision, Inc.

    -0-                             07/26/2004

    /CONTACT: Bruce M. Jaffe, Vice President & CFO of LogicVision Inc., +1-408-453-0146, or InvestorRelations@logicvision.com; or Christina Carrabino, Account Director, +1-650-470-0200, or Christina@stapleton.com, for LogicVision Inc./

    /Web site:  http://www.logicvision.com /
    (LGVN)

CO:  LogicVision, Inc.
ST:  California
IN:  CPR SEM HRD ECP
SU:  ERN CCA ERP